Exhibit 99.1

Mannatech Reports First Quarter 2015 Financial Results

(COPPELL, Texas—May 12, 2015—Mannatech, Incorporated (NASDAQ: MTEX), the founder of the M5MSM (Mission 5 MillionSM) social entrepreneurial movement, the pioneer of nutritional glycobiology and the global innovator of naturally sourced supplements based on Real Food Technology® solutions, today announced financial results for its first quarter 2015.

First quarter net sales for 2015 were $44.4 million, an increase of 3.3% as compared to $43.0 million in the first quarter of 2014.  Mannatech’s net sales increased 7.4% in constant dollars, which is a non-GAAP financial measure that excludes the impact of fluctuations in foreign currency exchange rates.

Net income was $1.1 million, or $0.40 per diluted share, for the first quarter 2015, as compared to net income of $0.2 million, or $0.08 per diluted share, for the first quarter 2014.

Dr. Robert Sinnott, Mannatech’s CEO and Chief Science Officer, said, “We are pleased that our global teams continue making forward progress on multiple fronts.  Our mandates for this year remain largely the same; to improve our global sales, keep expenses in line, and increase operational efficiency to improve profitability.”

For the three months ended March 31, 2015, the company’s operations outside of North America accounted for approximately 59.2% of its consolidated net sales, whereas in the same period in 2014, its operations outside of North America accounted for approximately 52.8% of its consolidated net sales.

For the three months ended March 31, 2015, Asia/Pacific net sales increased by $3.7 million, or 19.5%, to $22.7 million, as compared to $19.0 million for the same period in 2014.   The increase in net sales is due primarily to an increase in average order size and $0.6 million in Uth TM skin care product sales. For the same period in 2014, Mannatech deferred $0.8 million in revenue from its loyalty program and Uth skin care products had not yet been launched. Fluctuations in Asia/ Pacific foreign currency exchange rates had a $1.3 million unfavorable impact on net sales during the three months ended March 31, 2015.

For the three months ended March 31, 2015, EMEA net sales decreased by $0.1 million, or 2.7%, to $3.6 million, as compared to $3.7 million for the same period in 2014.  Active independent associates and members increased 16% as compared to the same period in the prior year.  Fluctuations in EMEA foreign currency exchange rates had a $0.5 million unfavorable impact on net sales during the three months ended March 31, 2015.  Uth skin care product sales increased net sales by $0.1 million during the three months ended March 31, 2015.  For the same period in 2014, Mannatech deferred $0.2 million in revenue from the loyalty program and Uth skin care product sales had not been launched.

North American net sales decreased by $2.2 million, or 10.8%, to $18.1 million, as compared to $20.3 million for the same period in 2014 due to a 15.7% decline in active independent associates and members.  For the same period in 2014, $1.2 million in revenue was deferred from the loyalty program.

Global recruiting decreased 0.4% in the first quarter 2015 as compared to the first quarter of 2014.  The number of new independent associates and members for the first quarter of 2015 was approximately 25,500, as compared to 25,600 in 2014.  The total number of independent associates and members based on a 12-month trailing period was approximately 230,000 as of March 31, 2015, as compared to 246,000 as of March 31, 2014.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant currency measures.  Disclosed operating results have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income from Operations.  The following tables include a full reconciliation of actual non-GAAP financial measures to the related GAAP financial measures.

These non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations.  The constant currency figures are financial measures used by management to provide investors an additional perspective on trends.  Although the above non-GAAP financial measures enhance investors’ understanding of Mannatech’s business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, May 13, 2015 at 9 a.m. CDT, 10 a.m. EDT.  The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call.  The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 39707396.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2015	December 31, 2014
ASSETS	(unaudited)
Cash and cash equivalents	$28,399	$27,999
Restricted cash	1,512	1,511
Accounts receivable, net of allowance of $215 and $213 in 2015 and 2014, respectively	378	504
Income tax receivable	10	4
Inventories, net	13,484	10,591
Prepaid expenses and other current assets	2,679	3,069
Deferred commissions	4,476	4,544
Deferred tax assets, net	926	1,141
Total current assets	51,864	49,363
Property and equipment, net	3,375	2,481
Construction in progress	1,299	1,622
Long-term restricted cash	6,984	7,045
Other assets	4,081	3,567
Long-term deferred tax assets, net	3,553	3,320
Total assets	$71,156	$67,398

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$1,257	$901
Accounts payable	7,375	4,252
Accrued expenses	6,001	6,356
Commissions and incentives payable	6,540	7,908
Taxes payable	2,074	2,578
Current deferred tax liability	147	123
Deferred revenue	11,387	10,890
Total current liabilities	34,781	33,008
Capital leases, excluding current portion	1,343	852
Long-term deferred tax liabilities	1	26
Other long-term liabilities	2,137	2,136
Total liabilities	38,262	36,022

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,773,972 shares issued and 2,679,411 shares outstanding as of March 31, 2015 and 2,773,972 shares issued and 2,676,077 shares outstanding as of December 31, 2014	—	—
Additional paid-in capital	40,442	40,672
Accumulated earnings	3,849	2,750
Accumulated other comprehensive income (loss)	133	(109)
Less treasury stock, at average cost, 94,561 and 97,895 shares in 2015 and 2014, respectively	(11,530)	(11,937)
Total shareholders’ equity	32,894	31,376
Total liabilities and shareholders’ equity	$71,156	$67,398

CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)
(in thousands, except per share information)

	Three months ended March 31,
	2015	2014
Net sales	$44,370	$42,963
Cost of sales	8,553	9,398
Gross profit	35,817	33,565

Operating expenses:
Commissions and incentives	17,542	16,968
Selling and administrative expenses	8,813	7,876
Depreciation and amortization	396	386
Other operating costs	6,555	6,956
Total operating expenses	33,306	32,186

Income from operations	2,511	1,379
Interest income	30	1
Other expense, net	(932)	(336)
Income before income taxes	1,609	1,044

Provision for income taxes	510	816
Net income	$1,099	$228

Income per common share:
Basic	$0.41	$0.09
Diluted	$0.40	$0.08

Weighted-average common shares outstanding:
Basic	2,677	2,654
Diluted	2,730	2,702

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the disclosed operating results have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income from Operations.  These adjusted financial measures as constant dollar items, which are non-GAAP financial measures.

These measures provide investors an additional perspective on trends.  To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, the current year results and prior year results are calculated at a constant exchange rate, which is the prior year’s rate.  Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

	March 31, 2015		March 31, 2014	Reconciliation – Constant $
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$44.4	$46.2	$43.0	$3.2	7.4%
Product	34.2	35.6	34.5	1.1	3.2%
Pack	8.9	9.2	6.7	2.5	37.3%
Other	1.3	1.4	1.8	(0.4)	(22.2)%
Deferred Revenue	11.3	11.9	9.7	2.2	22.7%
Gross Profit	35.8	37.1	33.6	3.5	10.4%
Income/(Loss) from Operations	2.5	2.6	1.4	1.2	85.7%

The approximate number of new and continuing independent associates and members who purchased our packs or products during the twelve months ended March 31 was as follows:

	2015		2014
New	108,000	47.0%	118,000	48.0%
Continuing	122,000	53.0%	128,000	52.0%
Total	230,000	100.0%	246,000	100.0%

About Mannatech
Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing childhood nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales associates around the globe including the United States, Canada, South Africa, Australia, New Zealand, Austria, Denmark, Germany, Norway, Sweden, the Netherlands, the United Kingdom, Japan, Taiwan, Singapore, Estonia, Finland, the Republic of Ireland, Czech Republic, the Republic of Korea, Mexico, Namibia, Spain and Hong Kong. For more information, visit Mannatech.com.

Please note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain independent associates and members, increases in competition, litigation, regulatory changes and its planned growth into new international markets. Although Mannatech believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com